EXHIBIT 99.1

ADTRAN, INC.

REPORTS YEAR and FOURTH QUARTER 2004 RESULTS and DECLARES QUARTERLY CASH DIVIDEND

HUNTSVILLE, Ala.—(BUSINESS WIRE)—January 24, 2005—ADTRAN, Inc. (NASDAQ:ADTN - News) reported results for the year and fourth quarter ended December 31, 2004. Sales increased 15% to $454,805,000 for the year compared to $396,676,000 for 2003, and net income increased 23% to $75,403,000 for the year compared to $61,515,000 for 2003. Earnings per share, assuming dilution, were $0.93 for the year compared to $0.76 for 2003.

Sales were $104,913,000 for the fourth quarter compared to $113,815,000 for the fourth quarter of 2003. Net income was $14,856,000 for the fourth quarter compared to $21,432,000 for the fourth quarter of 2003. Earnings per share, assuming dilution, were $0.19 for the quarter compared to $0.26 for the fourth quarter of 2003.

Net cash provided by operating activities totaled $86 million for the year and $27 million for the fourth quarter.

ADTRAN Chairman and Chief Executive Officer Mark Smith stated, “During 2004, we continued to escalate our positions in new, significantly larger markets, in addition to solidifying our leadership positions within our traditional markets. After experiencing significant revenue growth since 2002, we saw a pause in our markets in the last half of 2004. We anticipate this pause will resolve itself as employment and IT spending continue to expand and as carriers continue to aggressively promote consumer broadband services.”

Mr. Smith also stated, “During the quarter, research and development expenses increased $2.6 million compared to the same quarter in 2003. A significant portion of this increase relates to approval activities for optical access products and acceleration of approval activities as a result of recent DSLAM successes.”

The Company also announced that its Board of Directors declared a cash dividend for the seventh consecutive quarter. The quarterly cash dividend is $0.08 per common share to be paid to holders of record at the close of business on February 4, 2005. The ex-dividend date is February 2, 2005 and the payment date is February 16, 2005.

The Company also confirmed that its fourth quarter conference call will be held Tuesday, January 25 at 9:30 a.m. Central Time. Guidance for the first quarter and full year 2005 will be issued during this conference call. This conference call will be webcast live through StreetEvents.com. To listen, simply visit the Investor Relations site at http://www.adtran.com or http://streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company’s earnings release, will be available on the Investor Relations site at http://www.adtran.com for at least 12 months following the call.

ADTRAN, Inc. is one of the world’s most successful network access equipment suppliers, with a 16-year history of profitability and a portfolio of more than 1,300 solutions for use in the last mile of today’s telecommunications networks. Widely deployed by both carriers and enterprises, ADTRAN solutions enable voice, data, video, and Internet communications across copper, fiber, and wireless network infrastructures. ADTRAN solutions are currently in use by every major domestic service provider and many international ones, as well as by thousands of public, private and government organizations worldwide.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2003. Such risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

Condensed Balance Sheet

December 31, 2004

Unaudited

(In thousands)

December 31, 2004
Assets
Cash & cash equivalents	$150,984
Short-term investments	$31,449
Accounts receivable (net)	$63,729
Other receivables	$4,335
Income tax receivable	$2,321
Inventory (net)	$42,283
Prepaid expenses and other current assets	$7,200

Total current assets	$302,301

Equipment (net)	$22,174
Land	$4,263
Bldg. & land improvements (net)	$62,818
Other assets	$586
Long-term investments	$167,609

Total long-term assets	$257,450

Total assets	$559,751

Liabilities and stockholders’ equity
Accounts payable	$22,856
Accrued wages and benefits	$8,347
Accrued liabilities	$5,092

Total current liabilities	$36,295

Deferred tax liabilities	$4,825
Other non-current liabilities	$1,732
Long-term debt	$50,000

Total long-term liabilities	$56,557

Total liabilities	$92,852

Stockholders’ equity	$466,899

Total liabilities and stockholders’ equity	$559,751

Condensed Statements of Income

For the quarters ending 12/31/04 and 12/31/03

(In thousands, except per share data)

Unaudited

	Fourth Quarter 2004	Fourth Quarter 2003
Sales	$104,913	$113,815
Cost of sales	$45,658	$47,511

Gross profit	$59,255	$66,304

Selling, general and administrative expenses	$23,382	$22,109
Research and development expenses	$17,799	$15,246

Profit from operations	$18,074	$28,949

Interest expense	$(610)	$(583)
Other income (primarily interest)	$3,764	$1,949

Income before provision for income taxes	$21,228	$30,315

Provision for income taxes	$(6,372)	$(8,883)

Net income	$14,856	$21,432

Weighted average shares outstanding
Basic	76,587	79,054
Diluted (1)	78,725	82,588

Earnings per common share
Basic	$0.19	$0.27
Diluted (1)	$0.19	$0.26

(1)	Assumes exercise of dilutive stock options calculated under the treasury stock method.

Condensed Statements of Income

For the periods ending 12/31/04 and 12/31/03

(In thousands, except per share data)

Unaudited

	Year Ended 2004	Year Ended 2003
Sales	$454,805	$396,676
Cost of sales	$193,458	$174,681

Gross profit	$261,347	$221,995

Selling, general and administrative expenses	$91,832	$83,234
Research and development expenses	$67,371	$58,144

Profit from operations	$102,144	$80,617

Interest expense	$(2,542)	$(2,534)
Other income (primarily interest)	$10,797	$10,747

Income before provision for income taxes	$110,399	$88,830

Provision for income taxes	$(34,996)	$(27,315)

Net income	$75,403	$61,515

Weighted average shares outstanding
Basic	78,235	76,942
Diluted (1)	80,984	80,739

Earnings per common share
Basic	$0.96	$0.80
Diluted (1)	$0.93	$0.76

(1)	Assumes exercise of dilutive stock options calculated under the treasury stock method.

CONTACT:

Jim Matthews

Senior Vice President – Finance

Chief Financial Officer

256-963-8775

INVESTOR SERVICES/ASSISTANCE:

Charlene Little

256-963-8611

Cathy Bartels

256-963-8220